Exhibit 99.1

MEMORANDUM

To:	Executive Officers and Directors of Theragenics Corporation
From:	M. Christine Jacobs
Date:	June 12, 2012
Re:	Notice of Blackout Period

Reason for the Blackout Period and this Notice

In connection with our tender offer to repurchase up to $10 million of our common stock, the Theragenics Corporation Employee Savings Plan (the “401(k) Plan”) will be required to impose a blackout period (the “Blackout Period”) with respect to the 401(k) accounts of participants who direct that Theragenics stock attributable to their 401(k) Plan account (“401(k) Plan Shares”) be entered into the tender offer. The 401(k) Plan trustee has informed the Company that such Blackout Period is required in connection with processing 401(k) Plan participant elections related to the tender offer. During the Blackout Period, 401(k) Plan participants who direct that their 401(k) Plan Shares be tendered will not be able to request loans, receive withdrawals or distributions or make investment changes with respect to the portion of their accounts invested in the Theragenics stock fund. Participants will still be able to make payroll and rollover contributions and loan repayments during the Blackout Period.

The Blackout Period is expected to begin on July 6, 2012 at 4:00 p.m. Eastern Time and end during the week of July 16, 2012. You will be informed if the timing of the Blackout Period changes.

As an executive officer or director of Theragenics, you are subject to the restrictions imposed by Section 306(a) of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR, which prohibit certain transactions involving Company securities during the Blackout Period if 50% or more of the 401(k) Plan participants elect to tender 401(k) Plan Shares. Although we are unable to gauge at this time whether 50% or more of 401(k) Plan participants will actually participate in the tender offer (and thus actually trigger the imposition of this mandatory trading restriction period), we are required to plan for the institution of trading restrictions as set forth in this notice.

Trading Restrictions

During the Blackout Period you will be restricted, except in limited circumstances, from, directly or indirectly, purchasing, acquiring, exercising, selling or otherwise transferring during the Blackout Period those shares, or options to acquire shares, of Company common stock you acquired in connection with your service or employment as a director or executive officer of the Company. Whether or not you participate in the 401(k) Plan, any Company common stock you purchase or dispose of during the Blackout Period is presumed to have been acquired in connection with your service or employment with the Company. If you are scheduled or plan to purchase, acquire, exercise, sell or otherwise transfer shares, or options to acquire shares, of Company common stock during the Blackout Period, whether pursuant to a 10b5-1(c) sales plan or otherwise, you must notify Frank Tarallo at the number below to determine whether you are permitted to complete the transaction. Please note that these trading prohibitions also apply to Company securities held by immediate family members sharing your household, held in trust and held by certain partnerships and corporations. In addition, all transactions still remain subject to the provisions of the Company’s insider trading policy.

If fewer than 50% of the 401(k) Plan participants actually elect to participate in the tender offer, we will notify you promptly and, in such a case, no trading restrictions will be instituted. Of course, whether or not trading restrictions are instituted relating to the 401(k) Plan, you remain subject to the Company’s insider trading policy and may only trade Theragenics stock when the trading window thereunder is open.

If you have any questions regarding this notice, including whether the Blackout Period has ended, please contact Frank Tarallo by phone at (770) 271-0233 or by mail at Theragenics Corporation, 5203 Bristol Industrial Way, Buford, Georgia 30518.

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